November 6, 2007

North Fork Bank
275 Broadhollow Road
Melville, New York 11747

Attn.: Mr. Mario Caracappa

Re: Naturade, Inc.
North Fork Bank Account No.: 2704058078
(Hereinafter referred to as "the Account")

Dear Mr. Caracappa:

Reference is hereby made to a certain Security Agreement dated as of November 6, 2007, by and among Naturade, Inc. (hereinafter referred to as "Debtor") and Laurus Master Fund, Ltd. (hereinafter referred to as "Creditor") pursuant to which Debtor has transferred exclusive ownership and control of the Account to Creditor.

The signature of the Bank and Debtor below will confirm to Creditor that a post office box has been established by, and in the name of, Debtor and that only the Bank has or will have access to the items deposited in the Lock Box from time to time. All items of payment received in the Lock Box will be collected and deposited in the Account pursuant to the terms of Bank's standard form of Lock Box Agreement executed by Debtor.

You are hereby authorized to accept for deposit into the Account all checks payable to Debtor. The deposits made in the Account are the proceeds of collateral upon which Creditor has been granted a security interest and, accordingly, we are entitled to the same.

This letter will constitute the agreement between Debtor, Creditor and North Fork Bank (hereinafter referred to as "the Bank") with respect to the proceeds whereby all collected funds deposited in the Account will be transmitted to Creditor pursuant to the terms hereof.

Effective from and after the Bank's receipt of a fully executed original copy of this Letter Agreement, all collected and available balances in the Account as determined by the Bank's then current availability schedule shall be wire transferred by the Bank on a daily basis to the following account of Creditor or such other account as Creditor may designate from time to time ("Creditor's Account"):

North Fork Bank
Account Name: Laurus Master Fund - NRDC
Routing Number: 021407912
Account Number: 2704055389

The Bank will first charge other accounts maintained with the Bank by the Debtor for all service charges, returned items, returned check fees and any other charges to which the Bank may be entitled for servicing and maintaining the Account and the Lock Box (hereinafter, the "Charges"). In the event that there are not sufficient collected funds in such other accounts to pay the Charges, then the Bank may charge the Account for such Charges. In the event there are insufficient collected funds on deposit in the Account, Creditor agrees upon demand to pay to the Bank the amount of such Charges.

Debtor and the Bank agree that the maintaining by the Bank of the Account and any checks, drafts, notes, money orders, acceptances, cash, and other evidence of indebtedness included therein shall be as agent for Creditor. The Bank's duties hereunder, however, are merely ministerial, and the Bank shall have no liability or obligation to the Debtor or Creditor or to any other person for any act or omission of the Bank in connection with the performance of the Bank's duties in servicing and/or maintaining the Account, except for acts of willful misconduct. In furtherance of, and without limiting, the foregoing, Debtor and Creditor agree that the Bank shall not be liable for any damage or loss to them for any delay or failure of performance arising out of the acts or omissions of any third parties, including, but not limited to, various communication services, courier services, the Federal Reserve System, any other bank or any third party who may be affected by funds transactions, fire, mechanical, computer or electrical failures or other unforeseen contingencies, strikes or any similar or dissimilar cause beyond the reasonable control of the Bank. In no event shall Bank be liable for lost profits or consequential, special, indirect or punitive damages even if Bank has been advised of the possibility of the foregoing.

Except for the payment of the Charges, the Bank agrees that it shall not offset, deduct, or claim against the Account unless and until all of Debtor's obligations to Creditor are paid in full with written confirmation of such payments by Creditor.

Debtor and Creditor, and their respective successors, assigns and legal representatives, shall forever indemnify the Bank and hold it entirely harmless from and against any and all claims, demands, losses, charges, expenses, legal fees, costs and liabilities of whatever kind or description, and lawsuits or legal proceedings, including, without limitation, fees and disbursements of legal counsel incurred by the Bank in any action or proceeding between Debtor or Creditor and the Bank or between the Bank and any third party or otherwise, without regard to the merit or lack of merit thereof, arising out of or related in any way to the matters set forth in, or the services to be provided pursuant to the terms of, this Letter Agreement.

No modifications or changes in any form may be made to this Letter Agreement without Creditor's and the Bank's consent in writing. This Letter Agreement may be terminated by either the Bank or Creditor upon not less than thirty (30) days written notice to each of the other parties to this Letter Agreement. Any notice required to be given hereunder may be given, and shall be deemed given when delivered, via telefax, U.S. mail or overnight courier, addressed as follows:

to Debtor: Naturade, Inc.
2099 S. State College Blvd., Suite 210
Anaheim, CA 92806
Attn.: Mr. Richard Munro
Fax: 714-935-9881

to Creditor: Laurus Master Fund, Ltd
335 Madison Ave.
10^h Floor
New York, New York 10017
Atn.: Portfolio Services
Fax: (212) 581-5037

to the Bank: North Fork Bank
275 Broadhollow Road
Melville, New York 11747
Attn.: Mr. Mario Caracappa
Fax: (631) 844-9730

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. Any action arising out of or concerning this Letter Agreement shall be heard by a judge sitting without a jury and shall be heard exclusively in state court of the State of New York. Creditor and Debtor hereby submit to the jurisdiction of the state court of the State of New York for purposes of all legal proceedings arising out of or relating to this Letter Agreement.

Kindly send Creditor by return mail an executed copy of this Letter Agreement as soon as possible.

Very truly yours,

Naturade Inc., Debtor

By______________________
Name: Richard Munro
Title: CEO

READ AND AGREED:

North Fork Bank

By______________________
Name:
Title:

Laurus Capital Management on behalf of Laurus Master Fund

By______________________
Name: Jennifer Humphrey
Title: Senior Portfolio Servicing Analyst